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EXHIBIT 99.2


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is entered into as of May 1st, 2003, by and between International Microcomputer Software, Inc., a California corporation ("IMSI"), and Bruce Galloway, an individual residing in the state of New York ("Consultant").

         WHEREAS, IMSI is a developer and publisher of productivity software in the visual design, graphic design and other related business applications; and

         WHEREAS, Consultant is acquainted with persons and entities (each, a "Business Entity"), who may be interested in selling to or acquiring from IMSI, or any of its subsidiaries, a significant asset or assets, or be interested in entering into a strategic alliance, venture, or merger transaction with IMSI or one of its subsidiaries (any such transaction is referred to herein as a "Transaction"); and

         WHEREAS, in order to advance such possible Transactions, Consultant has agreed to provide introductions and information regarding business opportunities with the Business Entities, and to provide personal services to IMSI during negotiations with the Business Entities pertaining to the Transactions.

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Consultant's Agreement, the parties to this Consultant's Agreement agree as follows:

         1. CONSULTANT'S FEE.

              a) Subject to the requirements of subparagraph (b) hereinbelow, if, during the term of this Consultant's Agreement, Consultant introduces to IMSI a Business Entity, which, enters into a Transaction with IMSI, Consultant will be entitled to a Consultant's fee (the "Consultant's Fee") equal to the following:

         i) For each Transaction, the aggregate value of which at closing is less than $5,000,000, Consultant will receive no fee;

         ii) For each Transaction, the aggregate value of which at closing is between $5,000,000 and $10,000,000, Consultant will receive $100,000;

         iii) For each Transaction, the aggregate value of which at closing is between $10,000,000 and $15,000,000, Consultant will receive $125,000; and

         iv) For each Transaction, the aggregate value of which at closing is between $15,000,000 and $20,000,000, Consultant will receive $150,000; and

         v) For each Transaction, the aggregate value of which at closing is greater than $20,000,000, Consultant will receive $200,000.

Should such Transaction be a joint venture, strategic alliance, or a merger, or any other business arrangement whereby no purchase price is clearly set forth, the aggregate value of the Transaction shall be determined by the value of the consideration(s) or contribution(s) provided by the Business Entity, and/or any other third party, to the Transaction.

              b) Notwithstanding anything set forth in this Consultant's Agreement, in order to receive the Consultant's Fee, Consultant must provide "Significant Personal Services" contributing to the consummation of


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the Transaction. For purposes of this Consultant's Agreement, "Significant
Personal Services" is defined to mean a level of services provided by the Consultant in connection with the Transaction that is a material factor in bringing the Transaction to a closing. The determination of the IMSI Board of Directors as to whether the Consultant has performed Significant Personal Services in any given Transaction shall be binding upon both parties hereto. The Consultant's Fee shall be paid within thirty (30) days following the closing of the Transaction to which it pertains.

         2. AMENDMENT. This Consultant's Agreement shall not be modified or amended except by means of a writing signed by each of the parties to this Agreement.

         3. TERMINATION. ISMI shall have the right to terminate this Consultant's Agreement upon five (5) days written notice to Consultant. However, such termination shall not affect Consultant's right to be compensated with respect to any Transaction(s) in which the Consultant performed Significant Personal Services prior to the effective date of such termination.

         4. BINDING EFFECT. This Consultant's Agreement shall be binding upon the parties to it and their respective heirs, executors, administrators, successors and assigns.

         5. SEVERABILITY. If any provision of this Consultant's Agreement shall under any circumstances be deemed invalid or inoperative to any extent, it is agreed and understood that such invalidity shall not invalidate the whole Consultant's Agreement, but the Consultant's Agreement shall be construed as not to contain the provision or provisions deemed invalid or inoperative.

         6. GOVERNING LAW. The construction and interpretation of this Consultant's Agreement shall at all times and in all respects be governed by and construed according to the laws of the State of California.

         7. COUNTERPARTS. This Consultant's Agreement may be executed and delivered in any number of counterparts, each of which, shall have the force and effect of an original.

         IN WITNESS WHEREOF, the undersigned have executed this Consultant's Agreement as of the date first above written.


INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.              CONSULTANT

/s/ MARTIN WADE III                                     /s/ BRUCE GALLOWAY
-------------------------                               ----------------------
Martin Wade III                                         Bruce Galloway
Chief Executive Officer